Exhibit 99.1

FOR IMMEDIATE RELEASE

TECO ENERGY REPORTS FOURTH-QUARTER RESULTS

Company provides 2013 earnings-per-share guidance from continuing operations in a range between $0.90 and $1.00

TAMPA, Fla. (Feb. 5, 2013) — TECO Energy, Inc. (NYSE:TE) today reported fourth quarter 2012 net income of $45.1 million, or $0.21 per share, compared with $53.2 million, or $0.25 per share in the fourth quarter of 2011. Net income from continuing operations was $45.6 million, or $0.21 per share, in the 2012 fourth quarter, compared with $47.3 million, or $0.22 per share, for the same period in 2011. The 2012 fourth-quarter loss of $0.5 million reported in discontinued operations reflected the operating results from TECO Guatemala, and the closing of the sale in December 2012 (see Discontinued Operations below).

The 2012 full-year net income was $212.7 million, or $0.99 per share, compared with $272.6 million, or $1.27 per share, in 2011. The 2012 full-year net income from continuing operations was $246.0 million, or $1.14 per share, compared with $250.8 million, or $1.17 per share, in 2011. The 2012 full-year loss reported in discontinued operations was $33.3 million, or $0.15 per share, compared with net income of $21.8 million, or $0.10 per share, in 2011.

TECO Energy President and Chief Executive Officer John Ramil said, “Our operating results this quarter reflect stronger customer growth but another mild start to the winter at our Florida utilities. We are very pleased that the Florida Public Service Commission unanimously approved the need for our Polk expansion project in December. TECO Coal reported strong results on lower volumes and was proactive in reducing production and cost and was able to deliver good 2012 results even in a weak market.

“Our sale of the Guatemalan companies reflects our commitment to our core utility operations. We took advantage of an attractive opportunity to obtain good value and closed on the sale of those operations in December.”

Ramil went on to say, “Looking ahead to 2013, it will be a transitioning and challenging year for TECO Energy. While our team members have instituted cost controls and efficiency measures allowing Tampa Electric to operate in 2012 at 2007 cost levels, continued investment in required infrastructure, a slow economic recovery and mounting operations and maintenance cost pressures will cause Tampa Electric to earn below the bottom of its allowed return on equity range. As a result, Tampa Electric will be filing in the spring for a base rate increase that is estimated at approximately $135 million for new rates in early 2014. We expect Peoples Gas to continue to benefit from low natural gas prices and customer growth from a slowly improving economy. And although TECO Coal will reduce production again in 2013, at the middle of our cost and production guidance ranges it is positioned to produce $12 million of net income in 2013 in the current weak coal market.”

- More Page 1 -

Non-GAAP Results

There were no non-GAAP adjustments to net income in the fourth quarter or full-year periods of 2012 or 2011.

Segment Reporting

The table below includes TECO Energy segment information on a GAAP basis, which includes all charges and gains for the periods shown.

Segment Information

	3 months ended Dec. 31		12 months ended Dec. 31
(millions)	2012	2011	2012	2011
Net Income Summary
Tampa Electric	$36.2	$37.7	$193.1	$202.7
Peoples Gas System	7.1	7.2	34.1	32.6
TECO Coal	10.8	13.4	50.2	51.5
Parent & other	(8.5)	(11.0)	(31.4)	(36.0)

Net income from continuing operations	45.6	47.3	246.0	250.8
Discontinued operations	(0.5)	5.9	(33.3)	21.8

Total net income attributable to TECO Energy	$45.1	$53.2	$212.7	$272.6

All amounts included in the operating company discussions below are after tax, unless otherwise noted.

Tampa Electric

Tampa Electric’s net income for the fourth quarter was $36.2 million, compared with $37.7 million for the same period in 2011. Results for the quarter reflected a 1.4% higher average number of customers, higher base revenues due to weather that was slightly better than in 2011, and lower interest expense, more than offset by higher depreciation and operations and maintenance expenses. Fourth quarter net income in 2012 included $1.0 million of Allowance for Funds Used During Construction (AFUDC) equity, which represents allowed equity cost capitalized to construction costs, compared with $0.2 million in the 2011 quarter.

Total degree days in Tampa Electric’s service area in the fourth quarter of 2012 were 14% below normal, but 5% above the same period in 2011, resulting in pretax base revenue approximately $5.0 million higher than in 2011. Total net energy for load, which is a calendar measurement of retail energy sales rather than a billing-cycle measurement, increased 3.5% in the fourth quarter of 2012 compared with the same period in 2011. The quarterly energy sales shown on the statistical summary that accompanies this earnings release reflect the energy sales based on the timing of billing cycles, which can vary period to period. The increased number of residential customers drove higher sales to those customers in the quarter. Energy sales to industrial-phosphate customers increased due to the transfer of certain load from self-generation to Tampa Electric’s system.

Operations and maintenance expense, excluding all Florida Public Service

- More Page 2 -

Commission (FPSC)-approved cost-recovery clauses, increased $6.7 million in the 2012 quarter, reflecting higher generating system maintenance expenses, higher costs to operate and maintain the distribution system and higher pension and other employee benefit expenses, partially offset by lower bad-debt expense. Depreciation and amortization expense increased $2.9 million in 2012 due to additions to facilities to serve customers. Interest expense decreased $4.1 million due to lower long-term debt interest rates and balances and a lower interest rate on customer deposits.

Full-year net income was $193.1 million, compared with $202.7 million in 2011, driven primarily by lower energy sales and higher depreciation and operations and maintenance expenses, partially offset by 1.2% higher average number of customers, and lower interest expense. Net income in 2012 included $2.6 million of AFUDC equity, compared with $1.0 million in 2011.

Full-year total degree days in Tampa Electric’s service area were normal, and almost 3% below the prior year full-year period, reflecting mild winter weather and the unusually rainy summer weather pattern offset by higher than normal degree days in the normally mild spring and fall periods, which do not generate significantly higher energy sales. Pretax base revenue was almost $6.0 million lower than in 2011, primarily reflecting lower sales to residential customers from the milder weather and voluntary conservation that typically occurs during periods without extreme weather and changes in customer usage patterns.

In the 2012 full-year period, total net energy for load was 0.3% higher than the same period in 2011. Milder weather reduced sales to higher-margin residential and smaller commercial customers, while industrial-other sales were higher, reflecting improvements in the Florida economy. Sales to interruptible industrial-phosphate customers increased due to the same factors as described for the quarter above.

Full-year 2012 operations and maintenance expenses, excluding all FPSC-approved cost-recovery clauses, increased $11.8 million reflecting the items discussed above. Compared to the 2011 full-year period, depreciation and amortization expense increased $9.6 million, reflecting additions to facilities to serve customers. Interest expense decreased $7.4 million due to the reasons discussed above.

Peoples Gas

Peoples Gas System reported net income of $7.1 million for the quarter, compared with $7.2 million recorded in 2011. Quarterly results reflected customer growth of 1.4% and higher therm sales to all customer classes. Therms sold to commercial and interruptible industrial customers increased due to improving economic conditions. Volumes for the low-margin transportation service for electric power generators increased due to low natural gas prices, which made it more economical to use natural gas for power generation. Non-fuel operations and maintenance expense increased $1.0 million compared to the 2011 period, due to higher pipeline awareness and benefit expenses partially offset by lower bad-debt expense. Interest expense decreased slightly due to lower long-term debt interest rates and balances and a lower interest rate on customer deposits.

Full-year net income was $34.1 million, compared with $32.6 million in 2011. The 2012 results reflect customer growth of 1.2%, lower sales to residential customers due to mild winter weather more than offset by higher sales to commercial and industrial

- More Page 3 -

customers and power generation customers as discussed above. Non-fuel operations and maintenance expense decreased $2.1 million, compared with 2011, due in part to an insurance recovery of legal expenses associated with environmental-contamination claims. In 2011, operations and maintenance expenses included $2.5 million related to legal expenses associated with environmental-contamination claims. Interest expense decreased $1.0 million due to the reasons discussed above. Depreciation expense increased $1.4 million reflecting additions to facilities to serve customers.

TECO Coal

TECO Coal reported fourth quarter net income of $10.8 million on sales of 1.4 million tons, compared with $13.4 million on sales of 1.9 million tons in the same period in 2011.

In 2012, fourth quarter results reflect an average net per-ton selling price, excluding transportation allowances, of almost $95 per ton. In the fourth quarter of 2012, the all-in total per-ton cost of sales was more than $85, 3.3% higher than in the 2011 period. The 2012 per-ton cost of sales increase was driven by spreading fixed costs over fewer tons and included costs associated with personnel reductions and with idling certain mining operations. TECO Coal’s effective income tax rate in the fourth quarter of 2012 was 19%, compared with 26% in the 2011 period.

TECO Coal recorded full-year net income of $50.2 million on sales of 6.3 million tons in 2012, compared with $51.5 million on sales of 8.1 million tons in 2011. Lower sales volumes in the 2012 full-year period reflect the current coal market conditions. The 2012 full-year average net per-ton selling price was more than $95 per ton, compared with almost $88 per ton in 2011, and the all-in total per-ton cost of sales was more than $85 per ton compared with almost $80 per ton in 2011. The 2012 full-year cost of sales reflects spreading fixed costs over fewer tons, and costs associated with personnel reductions and with idling certain mining operations. TECO Coal’s effective income tax rate was 24%, compared with 23% in the 2011 full-year period.

Parent & other

The cost for Parent & other in continuing operations in the fourth quarter of 2012 was $8.5 million, compared with a cost of $11.0 million in the same period in 2011. Results for the quarter include a charge of $0.8 million associated with the early retirement of the remaining $8.8 million of TECO Energy parent debt. The 2011 quarter included certain tax adjustments recorded at Parent. The full-year Parent & other cost in continuing operations was $31.4 million in 2012, compared with $36.0 million in 2011. Results for the 2012 quarter and full-year periods reflect tax items and lower interest expense as a result of the mid-year 2011 debt retirement.

The total cost for Parent & other for the fourth quarter of 2012 was $8.3 million, compared with $11.1 million for the 2011 period. The total cost for Parent & other for the 2012 full-year period was $35.4 million, compared with $36.6 million in the same period in 2011. Total cost for the 2012 fourth quarter and full-year periods includes transaction costs and tax items recorded at Parent related to the TECO Guatemala discontinued operations.

- More Page 4 -

Discontinued Operations

On Sept. 28, 2012, TECO Energy announced that its international power subsidiary, TECO Guatemala, entered into agreements to sell all of its equity interests in the Alborada and San José power stations, and related solid fuel handling and port facilities in Guatemala, for a total purchase price of $227.5 million in cash. The sale of the Alborada Power Station closed on the same date for a price of $12.5 million. On Dec. 19, 2012, the sale closed on the San José Power Station and related facilities and operations for a purchase price of $215.0 million.

The fourth quarter and full-year 2012 losses in discontinued operations of $0.5 million and $33.3 million, respectively, reflect the results from operations for the generating plants in Guatemala through the closing of the sales, a $28.6 million loss on assets sold including transaction costs, and a $22.9 million charge associated with foreign tax credits.

2013 Guidance

TECO Energy expects earnings per share in 2013 to be in a range between $0.90 and $1.00, excluding any unusual charges and gains. TECO Energy expects earnings in 2013 to be driven by the factors discussed below.

Tampa Electric has experienced steady growth in the number of new customers since the fourth quarter of 2009, and customer growth in 2012 increased from 1.0% in the first quarter to 1.4% in the fourth quarter. Customer growth of 1.2% is anticipated in 2013, but total retail energy sales growth is expected to be lower than customer growth due to lower average customer usage. Sales to the lower margin industrial-phosphate customers are expected to be lower in 2013 due to increased self-generation following outages of customers’ generating equipment that increased sales to these customers in 2012. After three years of virtually unchanged operations and maintenance expense, those costs are expected to increase in 2013 due to increased expenses to operate the system and reliably serve customers and higher employee-related expenses, including pension expense driven by discount rate assumptions in the current low interest rate environment. In 2013, Tampa Electric expects to earn below the bottom of its allowed return on equity (ROE) range of 10.25% to 12.25%.

As a result of the increasing pressure on operations and maintenance expense, higher depreciation expense from investment in infrastructure required to serve customers, and the economic recovery that has been slower than expected compared to the assumptions in Tampa Electric’s last base rate proceeding, on Feb. 4, 2013, Tampa Electric notified the FPSC that it is planning to file a new base rate proceeding in April for new rates effective in early 2014. The actual revenue requirement calculation is not final, but is estimated to be approximately $135 million.

Peoples Gas expects to continue to earn above the middle of its allowed ROE range of 9.75% to 11.75% from moderate customer growth, which is expected to continue in 2013 in line with the trends experienced in 2012, and continued focus on cost management. It also expects to benefit from continued interest from customers utilizing petroleum and other fuel sources to convert to natural gas due to the attractive economics.

TECO Coal has 90% of its expected sales of between 5.2 and 5.7 million tons contracted for 2013. The product mix is expected to be about 50% specialty coals, which include stoker, metallurgical and PCI coals, and the remainder utility steam coal. The average selling price across all products is expected to be more than $86 per ton. All of the

- More Page 5 -

2.7 million tons of steam coal sales planned for 2013 are committed and priced. The all-in total cost of production is expected to be below 2012 levels in a range between $81 and $85 per ton due to actions taken in 2012 to reduce mining costs, and lower royalty payments and severance taxes, which are a function of selling price. TECO Coal’s effective income tax rate in 2013 is expected to be 25%.

As engineering has progressed on the Polk Power Station Units 2 – 5 conversion to combined-cycle operation, the timing of expected capital expenditures has been refined. The largest capital spending for that project is now expected to occur in 2014 and 2015. TECO Energy now plans to utilize the majority of proceeds from the sale of the TECO Guatemala assets to invest in Tampa Electric’s rate base growth in the form of equity contributions. Over the next several years, after maintaining Tampa Electric’s capital structure, additional cash used to repurchase shares as market opportunities allow, and to offset dilution from shares issued as compensation could be as much as $50 million.

Webcast

As previously announced, TECO Energy will host a webcast with the investment community to discuss its fourth-quarter results and 2013 guidance at 9:00 am Eastern time, Tuesday, Feb. 5, 2013. The webcast will be accessible through the link on TECO Energy’s website: www.tecoenergy.com. The webcast and accompanying slides will be available for replay for 30 days through the website, beginning approximately two hours after the conclusion of the live event.

TECO Energy, Inc. (NYSE: TE) is an energy-related holding company. Its principal subsidiary, Tampa Electric Company, is a regulated utility in Florida with both electric and gas divisions (Tampa Electric and Peoples Gas System). Its other major subsidiary, TECO Coal, owns and operates coal production facilities in Kentucky and Virginia.

Note: This press release contains forward-looking statements, which are subject to the inherent uncertainties in predicting future results and conditions. Actual results may differ materially from those forecasted. The forecasted results are based on the company’s current expectations and assumptions, and the company does not undertake to update that information or any other information contained in this press release, except as may be required by law. Factors that could impact actual results include: regulatory actions by federal, state or local authorities; unexpected capital needs or unanticipated reductions in cash flow that affect liquidity; the ability to access the capital and credit markets when required; general economic conditions affecting energy sales at the utility companies; economic conditions, both national and international, affecting the Florida economy and demand for TECO Coal’s production; costs for alternative fuels used for power generation affecting demand for TECO Coal’s thermal coal production; weather variations and changes in customer energy usage patterns affecting sales and operating costs at Tampa Electric and Peoples Gas and the effect of extreme weather conditions or hurricanes; general operating conditions; input commodity prices affecting cost at all of the operating companies; operating cost and environmental or safety regulations affecting the production levels and margins at TECO Coal; fuel cost recoveries and related cash at the utilities; natural gas demand at Peoples Gas; and the ability of TECO

- More Page 6 -

Energy’s subsidiaries to operate equipment without undue accidents, breakdowns or failures. Additional information is contained under “Risk Factors” in TECO Energy, Inc.’s Annual Report on Form 10-K for the period ended Dec. 31, 2011.

Summary Information (as of Dec. 31, 2012)

	Three Months Ended		Twelve Months Ended
(millions except per share amounts)	2012	2011	2012	2011
Revenues	$688.4	$720.0	$2,996.6	$3,209.9

Net income from continuing operations	$45.6	$47.3	$246.0	$250.8
Net income from discontinued operations attributable to TECO Energy	(0.5)	5.9	(33.3)	21.8

Net income attributable to TECO Energy	$45.1	$53.2	$212.7	$272.6

Earnings per share from continuing operations- basic	$0.21	$0.22	$1.14	$1.17
Earnings per share from discontinued operations attributable to TECO Energy – basic	—	0.03	(0.15)	0.10

Total earnings per share attributable to TECO Energy – basic	$0.21	$0.25	$0.99	$1.27

Total earnings per share – diluted	$0.21	$0.25	$0.99	$1.27
Average common shares outstanding – basic	214.5	213.8	214.3	213.6
Average common shares outstanding – diluted	215.0	215.4	215.0	215.1

Contact:	News Media: Cherie Jacobs - (813) 228-4945
Investor Relations: Mark Kane – (813) 228-1772
Internet: http://www.tecoenergy.com

- More Page 7 -

DECEMBER 2012

Figures appearing in these statements are presented as general information and not in connection with any sale or offer to sell or solicitation of an offer to buy any securities, nor are they intended as a representation by the company of the value of its securities. All figures reported are subject to adjustments as the annual audit by independent accountants may determine to be necessary and to the explanatory notes affecting income and balance sheet accounts contained in the company’s Annual Report on Form 10-K. Reference should also be made to information contained in that and other reports filed by TECO Energy, Inc. and Tampa Electric Company with the Securities and Exchange Commission.

- More Page 8 -

TECO ENERGY, Inc.

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(All significant intercompany transactions have been eliminated in the consolidated financial statements.)

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
(millions except share data)	2012	2011	2012	2011
Revenues
Regulated electric and gas	$550.6	$540.7	$2,377.4	$2,469.8
Unregulated	137.8	179.3	619.2	740.1

Total revenues	688.4	720.0	2,996.6	3,209.9

Expenses
Regulated operations & maintenance
Fuel	160.2	166.0	694.7	731.4
Purchased power	20.1	22.7	105.3	125.9
Cost of natural gas sold	37.2	32.8	155.7	210.4
Other	120.3	105.5	462.5	436.9
Operation & maintenance other expense
Mining related costs	102.4	136.9	461.1	574.1
Other	3.5	2.3	7.9	7.1
Depreciation and amortization	83.7	79.3	330.6	317.2
Taxes, other than income	51.5	53.7	222.3	223.7

Total expenses	578.9	599.2	2,440.1	2,626.7

Income from operations	109.5	120.8	556.5	583.2

Other income (expense)
Allowance for other funds used during construction	1.0	0.2	2.6	1.0
Other income	3.6	2.4	9.4	6.7
Loss on debt extinguishment	(1.2)	0.0	(1.2)	0.0

Total other income	3.4	2.6	10.8	7.7

Interest charges
Interest expense	43.3	48.8	185.0	198.0
Allowance for borrowed funds used during construction	(0.6)	(0.2)	(1.5)	(0.6)

Total interest charges	42.7	48.6	183.5	197.4

Income before provision for income taxes	70.2	74.8	383.8	393.5
Provision for income taxes	24.6	27.5	137.8	142.7

Income from continuing operations	45.6	47.3	246.0	250.8
Discontinued operations
Income (loss) from discontinued operations	(2.7)	8.7	(10.6)	33.3
Provision for income taxes	(2.2)	2.7	22.4	11.2

Total discontinued operations, net	(0.5)	6.0	(33.0)	22.1
Less: Income from discontinued operations attributable to noncontrolling interest	0.0	0.1	0.3	0.3

Income from discontinued operations attributable to TECO Energy, net	(0.5)	5.9	(33.3)	21.8

Net income attributable to TECO Energy	$45.1	$53.2	$212.7	$272.6

Average common shares outstanding - basic (millions)	214.5	213.8	214.3	213.6
Average common shares outstanding - diluted (millions)	215.0	215.4	215.0	215.1

Earnings per average common share outstanding:
Earnings per share from continuing operations — basic	$0.21	$0.22	$1.14	$1.17
Earnings per share from continuing operations — diluted	$0.21	$0.22	$1.14	$1.17

Earnings per share from discontinued operations — basic	$0.00	$0.03	($0.15)	$0.10
Earnings per share from discontinued operations — diluted	$0.00	$0.03	($0.15)	$0.10

Earnings per share attributable to TECO Energy — basic	$0.21	$0.25	$0.99	$1.27
Earnings per share attributable to TECO Energy — diluted	$0.21	$0.25	$0.99	$1.27

- More Page 9 -

TECO ENERGY, Inc.

CONSOLIDATED BALANCE SHEETS (Unaudited)

(All significant intercompany transactions have been eliminated in the consolidated financial statements.)

(millions)	Dec. 31, 2012	Dec. 31, 2011
Assets
Current assets
Cash and cash equivalents	$200.5	$44.0
Restricted cash	0.0	8.7
Receivables	282.7	327.7
Inventories at average cost
Fuel	123.6	136.8
Materials and supplies	82.1	87.3
Derivative assets	0.0	0.9
Income tax receivables	0.4	0.6
Deferred income taxes	63.3	72.7
Prepayments and other current assets	33.9	31.9
Regulatory assets	70.3	87.3

Total current assets	856.8	797.9

Property, plant and equipment
Utility plant in service
Electric	6,655.8	6,731.7
Gas	1,228.3	1,169.9
Construction work in progress	336.1	247.4
Other property	443.8	432.3

Property plant and equipment at original cost	8,664.0	8,581.3
Accumulated depreciation	(2,673.9)	(2,613.5)

Total property, plant and equipment, net	5,990.1	5,967.8

Other assets
Regulatory assets	382.6	364.5
Goodwill	0.0	55.4
Derivative assets	0.2	0.0
Deferred charges and other assets	126.8	136.6

Total other assets	509.6	556.5

Total assets	$7,356.5	$7,322.2

Liabilities and capital
Current liabilities
Long-term debt due within one year
Recourse	$0.0	$374.9
Non-recourse	0.0	11.2
Accounts payable	232.8	252.3
Other current liabilities	19.9	17.2
Customer deposits	162.9	159.5
Derivative liabilities	14.6	58.4
Interest accrued	33.2	39.3
Taxes accrued	32.1	20.7
Regulatory liabilities	106.7	86.2

Total current liabilities	602.2	1,019.7

Other liabilities
Deferred income taxes	277.9	150.8
Investment tax credits	9.7	10.0
Regulatory liabilities	651.9	619.4
Derivative liabilities	0.6	8.6
Deferred credits and other liabilities	549.7	559.2
Long-term debt, less amount due within one year
Recourse	2,972.7	2,665.0
Non-recourse	0.0	22.3

Total other liabilities	4,462.5	4,035.3

Total liabilities	5,064.7	5,055.0
Capital
Common equity	216.6	215.8
Additional paid in capital	1,564.5	1,553.4
Retained earnings	541.7	519.4
Accumulated other comprehensive (loss)	(31.0)	(22.0)

TECO Energy stockholders’ equity	2,291.8	2,266.6
Noncontrolling interest	0.0	0.6

Total capital	2,291.8	2,267.2

Total liabilities and capital	$7,356.5	$7,322.2

Book Value Per Share	$10.58	$10.50

- More Page 10 -

TECO ENERGY, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(All significant intercompany transactions have been eliminated in the consolidated financial statements.)

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
(millions)	2012	2011	2012	2011
Cash flows from operating activities
Net income attributable to TECO Energy	$45.1	$53.2	$212.7	$272.6

Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	84.5	81.2	337.7	324.6
Deferred income taxes	21.7	28.5	136.9	146.0
Investment tax credits	0.0	(0.1)	(0.3)	(0.4)
Allowance for other funds used during construction	(1.0)	(0.2)	(2.6)	(1.0)
Non-cash stock compensation	3.5	2.5	12.0	9.1
Loss (gain) on sales of business / assets, pretax	4.0	0.0	18.5	(0.5)
Deferred recovery clause	(5.2)	(12.6)	(8.9)	(9.0)
Asset impairment, pretax	(0.2)	0.0	17.2	0.0
Receivables, less allowance for uncollectibles	85.0	15.1	37.7	5.7
Inventories	(10.3)	(16.2)	(2.4)	23.5
Prepayments and other current assets	1.1	1.6	(2.0)	(2.8)
Taxes accrued	(46.6)	(40.9)	12.1	(5.7)
Interest accrued	(29.5)	(22.9)	(5.9)	0.3
Accounts payable	(23.3)	(15.7)	(1.3)	(42.6)
Other	20.3	9.0	(4.7)	34.3

	149.1	82.5	756.7	754.1

Cash flows from investing activities
Capital expenditures	(149.9)	(155.8)	(505.1)	(454.1)
Allowance for other funds used during construction	1.0	0.2	2.6	1.0
Net proceeds from sale of business / assets	187.0	0.1	194.4	3.5
Restricted cash	8.9	0.0	8.9	0.0
Other investments	0.0	0.0	0.0	14.4

	47.0	(155.5)	(299.2)	(435.2)

Cash flows from financing activities
Dividends	(47.6)	(46.4)	(190.4)	(183.2)
Proceeds from sale of common stock	0.7	0.4	3.9	7.0
Proceeds from long-term debt	(0.2)	0.0	538.1	0.0
Repayment of long-term debt / Purchase in lieu of redemption	(181.2)	(2.8)	(650.4)	(153.6)
Dividend to noncontrolling interest	0.0	0.0	(0.3)	(0.6)
Restricted cash	(1.9)	0.0	(1.9)	0.0
Net decrease in short-term debt	0.0	0.0	0.0	(12.0)

	(230.2)	(48.8)	(301.0)	(342.4)

Net increase (decrease) in cash and cash equivalents	(34.1)	(121.8)	156.5	(23.5)
Cash and cash equivalents at beginning of period	234.6	165.8	44.0	67.5

Cash and cash equivalents at end of period	$200.5	$44.0	$200.5	$44.0

- More Page 11 -

TECO ENERGY, Inc.

SEGMENT INFORMATION (Unaudited)

(millions)		Tampa Electric	Peoples Gas	TECO Coal	TECO Guatemala	Other & Eliminations	TECO Energy
Three months ended Dec. 31,
2012	Revenues - outsiders	$452.9	$97.7	$134.8	$—	$3.0	$688.4
	Sales to affiliates	(0.2)	1.0	—	—	(0.8)	—

	Total revenues	452.7	98.7	134.8	—	2.2	688.4
	Depreciation and amortization	60.4	12.9	10.0	—	0.4	83.7
	Total interest charges (2)	23.6	3.4	1.6	—	14.1	42.7
	Allocated interest expense (2)	—	—	1.6	—	(1.6)	—
	Provision (Benefit) for income taxes	23.7	4.5	2.5	—	(6.1)	24.6
	Income from continuing operations	36.2	7.1	10.8	—	(8.5)	45.6
	Discontinued operations attributable to TECO Energy, net of tax (3)	—	—	—	(0.7)	0.2	(0.5)
	Net income (loss) attributable to TECO Energy (1)	$36.2	$7.1	$10.8	$(0.7)	$(8.3)	$45.1

2011	Revenues - outsiders	$448.7	$92.0	$177.5	$—	$1.8	$720.0
	Sales to affiliates	0.3	—	—	—	(0.3)	—

	Total revenues	449.0	92.0	177.5	—	1.5	720.0
	Depreciation and amortization	55.7	12.4	10.9	—	0.3	79.3
	Total interest charges (2)	30.2	4.4	1.8	—	12.2	48.6
	Allocated interest expense (2)	—	—	1.7	—	(1.7)	—
	Provision (Benefit) for income taxes	20.5	4.6	4.7	—	(2.3)	27.5
	Income from continuing operations	37.7	7.2	13.4	—	(11.0)	47.3
	Discontinued operations attributable to TECO Energy, net of tax (3)	—	—	—	6.0	(0.1)	5.9
	Net income (loss) attributable to TECO Energy (1)	$37.7	$7.2	$13.4	$6.0	$(11.1)	$53.2

Twelve months ended Dec. 31,
2012	Revenues - outsiders	$1,980.7	$396.6	$608.9	$—	$10.4	$2,996.6
	Sales to affiliates	0.6	2.3	—	—	(2.9)	—

	Total revenues	1,981.3	398.9	608.9	—	7.5	2,996.6
	Depreciation and amortization	237.6	50.6	41.0	—	1.4	330.6
	Total interest charges (2)	109.8	16.0	7.1	—	50.6	183.5
	Allocated interest expense (2)	—	—	6.8	—	(6.8)	—
	Provision (Benefit) for income taxes	120.2	21.5	15.7	—	(19.6)	137.8
	Income from continuing operations	193.1	34.1	50.2	—	(31.4)	246.0
	Discontinued operations attributable to TECO Energy, net of tax (3)	—	—	—	(29.3)	(4.0)	(33.3)
	Net income (loss) attributable to TECO Energy (1)	$193.1	$34.1	$50.2	$(29.3)	$(35.4)	$212.7

2011	Revenues - outsiders	$2,019.3	$450.5	$733.0	$—	$7.1	$3,209.9
	Sales to affiliates	1.3	3.0	—	—	(4.3)	—

	Total revenues	2,020.6	453.5	733.0	—	2.8	3,209.9
	Depreciation and amortization	222.1	48.4	45.3	—	1.4	317.2
	Total interest charges (2)	121.8	17.7	6.9	—	51.0	197.4
	Allocated interest expense (2)	—	—	6.7	—	(6.7)	—
	Provision (Benefit) for income taxes	124.8	20.6	15.4	—	(18.1)	142.7
	Income from continuing operations	202.7	32.6	51.5	—	(36.0)	250.8
	Discontinued operations attributable to TECO Energy, net of tax (3)	—	—	—	22.4	(0.6)	21.8
	Net income (loss) attributable to TECO Energy (1)	$202.7	$32.6	$51.5	$22.4	$(36.6)	$272.6

(1)	Results are based on GAAP net income. For a complete reconciliation between GAAP and non-GAAP items, see Results Reconciliation in Earnings Release.
(2)	Segment net income is reported on a basis that includes internally allocated financing costs. Internally allocated costs were at pretax rates of 6.00% for 2012 and 6.25% for 2011. Rates were based on the average of each subsidiary’s equity and indebtedness to TECO Energy assuming a 50/50 debt/equity capital structure. Internally allocated interest charges are a component of total interest charges.
(3)	All periods have been adjusted to reflect the reclassification of results from operations to discontinued operations for TECO Guatemala and certain charges at Parent that directly relate to TECO Guatemala.

- More Page 12 -

TAMPA ELECTRIC COMPANY

ELECTRIC OPERATING STATISTICS (Unaudited)

	Operating Revenues*			Sales — Kilowatt-hours*
Three Months Ended Dec. 31,	2012	2011	Percent Change	2012	2011	Percent Change
Residential	$211,398	$206,377	2.4	1,848,679	1,804,073	2.5
Commercial	145,227	146,661	(1.0)	1,454,981	1,467,976	(0.9)
Industrial — Phosphate	19,263	15,508	24.2	232,103	182,722	27.0
Industrial — Other	24,394	24,609	(0.9)	260,153	263,963	(1.4)
Other sales of electricity	46,086	45,755	0.7	456,490	449,137	1.6

	446,368	438,910	1.7	4,252,406	4,167,871	2.0
Deferred and other revenues	(13,786)	(8,371)	64.7	—	—	—
Sales for resale	3,315	3,332	(0.5)	50,377	73,015	(31.0)
Other operating revenue	16,906	15,094	12.0	—	—	—
SO2 Allowance Sales	—	—	—	—	—	—
NOx Allowance Sales	—	—	—	—	—	—

	$452,803	$448,965	0.9	4,302,783	4,240,886	1.5

Average customers	686,633	677,411	1.4	—	—	—

Retail Net Energy For Load				4,308,231	4,161,063	3.5

Total Degree Days				658	629	4.6

	Operating Revenues*			Sales — Kilowatt-hours*
Twelve Months Ended Dec. 31,	2012	2011	Percent Change	2012	2011	Percent Change
Residential	$958,955	$994,748	(3.6)	8,395,166	8,717,992	(3.7)
Commercial	612,282	612,598	(0.1)	6,185,012	6,206,564	(0.3)
Industrial — Phosphate	75,686	61,966	22.1	913,071	731,228	24.9
Industrial — Other	101,209	99,287	1.9	1,088,367	1,072,474	1.5
Other sales of electricity	184,053	185,199	(0.6)	1,826,964	1,835,311	(0.5)

	1,932,185	1,953,798	(1.1)	18,408,580	18,563,569	(0.8)
Deferred and other revenues	(26,641)	(10,292)	158.9	—	—	—
Sales for resale	16,210	21,680	(25.2)	267,061	352,860	(24.3)
Other operating revenue	59,625	55,380	7.7	—	—	—
SO2 Allowance Sales	1	4	(75.0)	—	—	—
NOx Allowance Sales	—	37	(100.0)	—	—	—

	$1,981,380	$2,020,607	(1.9)	18,675,641	18,916,429	(1.3)

Average customers	684,236	675,799	1.2	—	—	—

Retail Net Energy For Load				19,254,552	19,205,173	0.3

Total Degree Days				4,190	4,298	(2.5)

*	in thousands

- More Page 13 -

PEOPLES GAS SYSTEM

GAS OPERATING STATISTICS (Unaudited)

	Operating Revenues*			Therms*
Three Months Ended Dec. 31,	2012	2011	Percent Change	2012	2011	Percent Change
By Customer Segment:
Residential	$31,931	$31,398	1.7	18,835	17,816	5.7
Commercial	33,536	32,308	3.8	107,788	104,009	3.6
Industrial	3,362	2,309	45.6	68,487	53,869	27.1
Off System Sales	15,551	12,250	26.9	40,720	32,600	24.9
Power generation	2,751	2,444	12.6	182,906	141,360	29.4
Other revenues	9,294	9,352	(0.6)	—	—	—

	$96,425	$90,061	7.1	418,736	349,654	19.8

By Sales Type:
System supply	$59,444	$54,872	8.3	69,209	60,542	14.3
Transportation	27,687	25,837	7.2	349,527	289,112	20.9
Other revenues	9,294	9,352	(0.6)	—	—	—

	$96,425	$90,061	7.1	418,736	349,654	19.8

Average customers	343,761	339,066	1.4	—	—	—

	Operating Revenues*			Therms*
Twelve Months Ended Dec. 31,	2012	2011	Percent Change	2012	2011	Percent Change
By Customer Segment:
Residential	$125,355	$140,787	(11.0)	70,811	77,676	(8.8)
Commercial	134,146	137,985	(2.8)	421,452	409,271	3.0
Industrial	10,331	8,833	17.0	237,338	205,081	15.7
Off System Sales	73,675	105,974	(30.5)	223,964	230,992	(3.0)
Power generation	12,395	10,629	16.6	913,462	614,302	48.7
Other revenues	34,868	39,877	(12.6)	—	—	—

	$390,770	$444,085	(12.0)	1,867,027	1,537,322	21.4

By Sales Type:
System supply	$247,361	$302,714	(18.3)	334,268	353,306	(5.4)
Transportation	108,541	101,494	6.9	1,532,759	1,184,016	29.5
Other revenues	34,868	39,877	(12.6)	—	—	—

	$390,770	$444,085	(12.0)	1,867,027	1,537,322	21.4

Average customers	342,907	338,840	1.2	—	—	—

*	in thousands

- More Page 14 -